EXHIBIT 99.1

CERTEGY

July 24, 2003

8:00 a.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by and welcome to the Certegy Second Quarter Earnings conference call. At this time, all participants are in a listen-only mode. Later there will be an opportunity for your questions, with instructions given at that time. As a reminder, today’s conference is being recorded. I would now like to turn the conference over to your host, Mary Waggoner, Vice President of Investor Relations. Please go ahead.

M. Waggoner

Thank you, Gail. Good morning, everyone. Joining me today to review our second quarter results are Lee Kennedy, Chairman and Chief Executive Officer; Larry Towe, Chief Operating Officer; Mike Vollkommer, Chief Financial Officer; and Mike Sax, Treasurer. In addition to being recorded, this call is being audiocast live over the Internet. A replay will be available on our Web site, and the operator will provide telephone replay information at the end of the call.

The statements made during this call will include forward-looking comments, and we ask you to refer to the Safe Harbor legend at the end of our press release. I will now turn the call over to Lee Kennedy.

L. Kennedy

Thank you, Mary. Good morning, and welcome to our second quarter earnings call. I’ll begin today by summarizing the operating and financial results of the second quarter. Larry Towe will follow me with an update on our key business initiatives, and Mike Vollkommer will conclude today’s call with a detailed financial report.

I’ll start with second quarter consolidated results. As we reported in this morning’s release, earnings came in at $0.35 per share, which was at the high end of consensus estimates and a 6.1% increase over the second quarter of 2002. Overall second quarter revenue declined by 3.1%, and operating income declined 2.4%. The consolidated second quarter growth rates reflect the impact of the loss of Banco Real and a large merchant processing account. We have covered both of these factors in detail on previous calls, and both will continue to influence results through the first quarter of next year.

Net of South America and merchant processing, total revenue increased 8.1% versus the same period in 2002. In addition to the two events which I have covered, weak domestic consumer spending, which directly impacts our check business, also affected second quarter growth. I’ll now cover the results of each of the business segments starting with card. Total card revenue declined 7.1% during the quarter. Outside of South America and merchant processing, card services revenue grew a strong 10.6%. Consolidated card operating income increased by 2.3% on a year-over-year basis. Margins expanded by 180 basis points, reflecting the strong operating results of North America and improved profitability in our Australian and UK card operations.

This continued solid performance is being driven by new revenue generated from selling additional products and services to existing customers, and strong new account issuance. As of June 30, we were processing 45.1 million cards globally. During the quarter we added 1.6 million new cards.

In the second quarter, North American card revenue increased 9.3%, which was stronger than expected when factoring in the annualization of the new product revenue that started in the second quarter of last year. We discussed this annualization in our first quarter call. During the quarter, 261,000 new cards were added, bringing the total domestic base to over 23 million cards. Cards transactions, which generate more than one-half of all domestic card issuing revenue remains strong, increasing 9.8% over the prior year quarter. This strong growth was driven primarily by debit where transactions grew over 18%.

As expected, overall international card revenue declined due to the loss of Banco Real. This will continue to negatively impact revenue and profit comparisons through February 2004. Our Australian and UK card businesses posted double-digit revenue growth and improved profitability. International new card issuance also remains solid. As of June 30, we were processing 22.1 million cards outside of North America.

I am pleased to report that in early July, Reginaldo Zero joined our company to head our Brazilian card operations. Reggie is a proven seasoned payment executive with a long track record of achievement. He is well known and highly regarded in the Brazilian financial services community. We believe that his leadership will enable us to resume the strong growth rates that we have historically produced in this market.

Next I’ll move on to our check business, where revenue grew 5.1%. In the second quarter, weak consumer spending and continued zero percent financing offers impacted check volumes in the electronic, automotive and furniture industry segments. Over the past six weeks, we have seen some improvement in these check volumes. However, we believe that it’s too soon to predict whether this positive trend will continue throughout the remainder of the year. As we discussed in our first quarter call, we continue to remain cautious regarding consumer spending for the remainder of 2003.

In the second quarter, new sales remained strong, particularly in the regional mid market and in penetrating new markets with new service offerings. Our recent announcement with Walmart.com, where we will provide check guarantee and electronic settlement services, is a good example of this. Check services operating income declined $2.2 million primarily due to the $650,000 in incremental check cashing start-up costs associated with the accelerated roll out of 7-Eleven kiosks, and start-up costs associated with the implementation of our recent Safeway store contract. In addition, operating income was impacted by the one-time write off of an $850,000 receivable in our core check business.

Approximately one-third of the decline in check profitability can be attributed to weak retail sales.

Comparable year over year fraud losses remained stable during the quarter, driven by improvements in our risk management models. These enhancements have enabled us to identify fraud more accurately and more quickly, improving the quality and collectability of our returned checks. In addition, we have successfully completed the integration of Accu Chek into our core check business, which has also improved our check collection rates and salvage. These factors should have a positive impact on second half profitability.

We continue to be encouraged with the overall performance of our check cashing business. We expect check cashing to achieve profitability in the fourth quarter. All three of our major check cashing initiatives remain on schedule for 2003. The rollout of machines at 7-Eleven stores has accelerated and a total number of 1,000 kiosks were operational as of June 30, which is approximately six months ahead of the schedule that we recently communicated to you.

The implementation of Wal-Mart and Safeway are also on track. Interest in our check cashing services remains very strong. Larry will provide a more detailed report on the status of these initiatives during his report.

Last quarter we announced that we had signed an agreement with IBM, which replaced EDS as our computer service provider in North America. I’m pleased to report that the conversion to IBM is on schedule for a September cut over. Annual savings will approximate $0.03 per share beginning in 2004.

To summarize, overall we are pleased with the progress that we have made in developing new growth opportunities and improving the efficiencies in our two core businesses. During the second quarter consolidated revenue and operating income grew in the upper single digits, netting out card South America and merchant processing. In looking forward, as always we will continue to focus on developing new sales channels for existing products and services, developing new products and services overall, and entering new markets that leverage our core competencies. Check cashing, Internet banking and mail order and Internet check risk management services are examples of these.

I will now turn it over to Larry, who will discuss the progress that we are making in developing these new markets and product opportunities. Larry.

L. Towe

Thank you, Lee, and good morning, everyone. Today I will discuss some of the initiatives underway in our North American card business including our recently introduced Stored Value products. I’ll also provide an update on international contract renewals and new signings, followed by a report on the status of check cashing and other check products.

Last fall, we began processing Stored Value cards. We recently introduced Visa-branded gift cards, and we’ll roll out teen cards and payroll cards in August. These initial product offerings have been well received by our 6,000 credit unions and community banks, and represent great opportunity to create new transaction growth and increase overall per-institution average billing rates. Turning to international card, I’m pleased to report that we recently extended contracts with GE Capital and Bank Boston in Brazil. We also signed a new full-service customer, Mercantile Do Brazil, which represents approximately 100,000 cards and strong future growth potential.

Now for an update on our check business, starting with check cashing. 7-Eleven added approximately 300 locations during the quarter, bringing the current total to 1,000 machines, which meets the target we set for this year. The rollout of Wal-Mart check cashing program remains on schedule, and we’re encouraged by the results thus far. The installation of check cashing at Safeway stores has begun, and Safeway will be offering check cashing services in 600 locations next month and all 1,500 locations by the end of the year.

It is important to note that by the end of 2003, we will have over 6,000 Certegy-supported check cashing locations nationwide. We believe our partnership with these highly successful retailers gives us significant presence in premiere locations throughout the U.S. And remember, this has all been accomplished in the last two years.

Sales of our Internet and telephone order products, which fall under the PayNet label, have been gaining traction. Just recently, we announced agreements with Walmart.com and Shop At Home. Our PayNet platform allows retailers to accept check payments online or over the telephone, convert the payment into an ACH transaction, and ship the goods immediately. This is critical to ensuring that customers will complete the order.

I’ll conclude my discussions on two issues, Check 21 and the Check Truncation Act. These new rules will allow most types of checks, including business checks, to be imaged or truncated and settled electronically. Check truncation and electronic settlement will not eliminate fraud and the need for check guarantee. They will reduce the handling of paper checks and will provide alternative methods for retailers to settle payments, which will improve efficiencies and reduce their bank fees.

Check truncation or electronic check settlement will generate additional revenue opportunities for Certegy in that we provide ACH services to retailers. Our back office operation will be enhanced significantly, and our risk models will be updated on a more timely basis, which will reduce fraud losses and improve check collections. Therefore, these acts will not detract from our core check business. They will create new revenue opportunities and improve efficiencies. Now I’ll turn the call over to Mike.

M. Vollkommer

Thanks, Larry, and good morning. First I’ll review the consolidated results, then provide more detailed information on our check and card businesses. Overall, second quarter revenue of $247.4 million decreased 3.1% compared to the second quarter of 2002. Consolidated revenue was up 8.1% outside of South America and merchant processing. Currency increased total revenue by $1.9 million, or 76 basis points.

Operating income of $37.4 million declined by $916,000, or 2.4%, versus the prior year quarter driven by decreased profits and check services in our Brazilian card business. Consolidated margins approximated the 2002 quarter. Interest expense during the quarter totaled $1.6 million. Debt now stands at $175 million, down from $185 million at quarter end. Since March, we’ve applied our free cash flow to the reduction of debt. No shares were repurchased in the quarter, and approximately $6 million of repurchase authority remains available to us. Net income increased slightly to $23 million, and diluted earnings per share increased by 6.1% to $0.35 per share.

I’ll now cover some additional details of the segment results. Total card revenue declined by 7.1% in U.S. dollars and 7.4% on a local currency basis. We remain on pace to meet our original full-year guidance for a 1%

to 3% decline in total card revenue. We will anniversary out of the PayPal contract at the end of August and the Banco Real de-conversion in March 2004. So the year-over-year revenue comparisons will remain difficult for the next three quarters.

Our North American card issuing business continues to produce solid results. Year-over-year revenue increased 9.3% fueled by strong transaction growth, and new product and service offerings. Our previous guidance calls for 8% to 10% revenue growth in 2003 for the North American issuing business. We now expect 9% to 11% growth in that business.

International card issuing revenue declined 30.9% in U.S. dollars and 32.5% in local currency, marking the first full-quarterly impact of the Banco Real de-conversion. Outside of South America, international card revenue increased by 19.1%. Merchant processing revenue declined by $10.6 million. Now this decline was largely related to last year’s loss of PayPal and as we have previously discussed, PayPal was a very low margin account and the loss of this revenue has had an insignificant impact upon merchant profits.

Total card operating income grew by 2.3% with margins increasing by 180 basis points. Strong top-line growth outside of South America and merchant processing, coupled with cost efficiencies, drove the margin expansion. Check services revenue grew by 5.1% in U.S. dollars and 3.4% in local currency. The current trend in consumer spending is driving lower than historical top-line growth within check. As Lee has mentioned, we have seen a pick up in volumes during July; however, at this time it is too soon to factor any sustained positive trend into our guidance.

We remain cautious with regard to the strength of the consumer spending for the rest of 2003. In fact, if the first half 2003 volumes persist, we project full-year 2003 revenue growth for the entire check segment to be in the 8% to 10% range. Check operating income declined by $2.2 million in the second quarter due to $650,000 in incremental check cashing start-up costs, an $850,000 receivable write off and a $700,000 decline in core business profitability due to the soft retail sales.

Now the incremental check cashing start-up costs are necessary to support the rapid growth that we’re having in that business. Corporate expense decreased by $590,000 to $3.5 million in the quarter, largely driven by the $437,000 market value recovery of the company’s collateral assignment and life insurance policies, and the remainder of that is just timing of administrative expenses.

I’d like to take a minute to reference an accounting change that we had disclosed in the first quarter 10-Q and our current estimates of the impact that it will have on our third quarter results. Fin 46, which is effective in Q3, impacts the accounting for the synthetic lease we have on our St. Petersburg facility. The new rule requires us to consolidate the land and building as well as the underlying guarantee obligation. The building will be amortized over its useful life beginning as of January 1, 2000, which was the inception of this lease period.

Now upon adoption of this new accounting standard in the third quarter, we will record a cumulative effect going back to January 2000 of the accounting change, and that will reduce third quarter EPS by $0.02 per share. This will be reported as required below normal EPS and labeled as the cumulative effect of an accounting change. Going forward, this new accounting will increase annual run rate expense by less than $0.01 per diluted share. So it’s not going to be significant to the run rate costs going forward.

I’ll conclude my comments with our outlook for 2003 diluted earnings per share, which remain at $1.52 to $1.55 excluding the year-to-date charges of $0.12 per share and the third quarter cumulative effect of accounting change. In the third quarter, we expect diluted earnings per share to be in the $0.38 to $0.40 range, also excluding the cumulative effect of accounting change. Thank you, and I’ll now turn things back to Lee.

L. Kennedy

Thanks, Mike. I’d like to reiterate that overall we are pleased with our progress to date. We remain confident that our global sales efforts, emphasis on the introduction of new products and services and the entry into new markets, and our continuing success in driving efficiencies throughout our businesses will position us well for accelerated growth in the future. Thank you for your interest and attention this morning. Operator, we would now like to open up the floor to questions.

Moderator	Our first question comes from Jim Kissane with Bear Stearns. Please go ahead.

J. Kissane	Mike, can you elaborate on what caused the core profitability and check to decline year to year. I know you said that soft retail sales impacted it, but could it be a little mix as well?

M. Vollkommer

Mix does have an impact. But, Jim, what you have to realize, when you have the soft retail sales and you have people spending less, honest check writers are nearly all margin to us. So when you have that top layer of very high profitability, and our revenue growth in the core checks has been in the double digit historically, over the last few quarters we’ve seen that slide down. Well, there may be in there some impact on mix. What’s driving the result there is the contraction of that honest check writing pulling back in this economic period.

L. Kennedy

Jim, I’ll add when you look at the numbers overall, the 19.8%, you can jot these down, about 6.2% was volume driven. About 7.7% was the write off that we talked about on the receivable that we had from a check collection agency, and there was about 5.9% associated and attributed to the higher start-up costs with check cashing, primarily the accelerated roll out of the 7-Eleven kiosks, which are way ahead of schedule and it takes volume time to ramp up and the start up of the initial 1,500 stores and installation with Safeway. So adding that up, about 6.2% volume driven directly impacted on the profitability side by the good check writers, although the low-loss check writers not shopping in the stores.

M. Vollkommer

Now, even if volumes stay as we had mentioned at this level, which is what our forecast, our guidance is based on, check will be profitable, year over year growth in profits in the second half, largely because of the success we’re having in identifying fraud more efficiently with all the investments we put into our fraud models and the paper that we get back is becoming much more collectible than what we’ve seen in the past. So our net losses will be improving as the year moves on.

L. Towe

Jim, you’ve talked about mix, and actually the mix is improving. With the fraud models, the mix is improving by the fact that we’re getting more NSF checks than we are fraud checks, and certainly the non-sufficient funds checks are collectible where the fraud checks are not collectible. That percentage has been moving up for the past six months and continues to move for us.

J. Kissane	Larry, can I just get a quick question to you? The pricing environment and the international card market, and the pricing on renewals that you’re doing?

L. Towe	Not a lot of pressure, Jim, on the pricing internationally. If you remember, we talked about this. We have competition in Europe, certainly FDC and

Total Systems are in Europe. So there is some competition there. When you look in South America, Australia and Asia Pacific which we’re working very hard, there is not the competition out there. So the pricing pressures are not there. Of course, the customer works hard at you to get the best price possible.

J. Kissane	Yes, thank you.

Moderator	We’ll go to the line of Jeff Baker with U.S. Bancorp Piper Jaffray. Please go ahead.

J. Baker	Hi guys. Can you elaborate a little bit more on the $850,000 receivable write off and then I’ll ask you a couple of other questions after that.

M. Vollkommer

Sure. That is where our paper ages beyond the period where we have our success in collecting. We sell that paper. What we had was one of the organizations that we sold that to, which is a collection agency. They still owed us some of that purchase price and they went out of business. There was nothing there for us to collect. So that was the write off. It was in other receivables; it was not accounts receivable.

J. Baker	Okay. Do you get that back in bankruptcy court and then have the chance to collect on it, or is it just gone?

M. Vollkommer	Well, we’ve got the uncollected checks back, but we haven’t put any sort of value on that due to the age.

L. Kennedy	There will be some value on it as we go forward. Certainly not at the original value, but there will be some salvage on that as we move forward.

J. Baker	Okay. Then you mentioned in the quarter that you guys saw some good cross selling in the international card business. Can you talk about exactly what kind of products you’re selling there?

L. Towe

Well, Jeff, in the Europe environment, we have a lot of interest in Stored Value products. If you remember, one of our biggest customers in the UK is a private label issuer who supports an array of 35 retailers in that country. They have a tremendous interest in the Stored Value products that we’re taking there. Falcon is a fraud model. We have a lot of interest in South America on Falcon and in Australia on Falcon. So we’re taking those product mixes and moving those outside of the U.S., the ones that we developed here domestically.

L. Kennedy

We also saw increased activity in sales on call center handling, customer service, collections throughout Brazil, and American Express products also integrating into our core platform. So they’re buying more, buying deeper and raising the average annual billing per account.

L Towe

So we’re finally getting a little traction. As you know, we provide full-service processing in Europe and South America, but we do have customers that are transaction processing only. Meaning that we’re turning the cycles every month producing the cards, but they do their own collection, their own customer service and back room operations. We’re seeing several of those customers that have come to us and asked us to participate with them, and look into the cost structure and seeing if we can perhaps take over those operations for them. Of course that falls right in our sweet spot and what we do around the globe.

J. Baker	Sure. Last question, or actually two more questions, can you give us a breakout between domestic and international check?

M. Vollkommer	Yes. I could do that real quick.

L. Kennedy

I’ll give you the growth rates if you want to break them down that way. On North American, 1.8%, so you can see the impact on revenue. When you look at international, very strong quarter, about 19%. Then obviously you had check cashing, which showed a big spike on that too.

M. Vollkommer	International was just under $15 million in revenue on check for the quarter. So the total $87 million, about $14.9 million was international.

J. Baker	Okay, great. Then last question, Mike, can you give us an idea of the level of G&A going forward? Based on your comments it sounds like maybe flat versus first quarter.

M. Vollkommer

Well, you see the G&A is up year over year on a corporate . The corporate will remain flat year over year for the year. Total G&A—the growth you saw in the quarter was almost entirely related to the G&A that we acquired in connection with Netzee acquisition. So we’re holding the line on G&A across the board.

J. Baker	Okay. Great, thank you very much.

Moderator	We go to the line of David Togut with Morgan Stanley. Please go ahead.

C. Murphy	Hi, this is Charlie Murphy calling in for David. Could you just review your outlook for the new sales pipeline in the domestic card issuers’ services business in the second half of ’03? Thanks.

L. Towe

Charlie, we generally are looking at adding 300 to 400 credit unions and community banks every year. That’s just our normal growth patterns. Where we’ve seen pickup and spikes is in debit opportunities to sell outside of the traditional credit card world and do the debit processing for financial institutions. And we’re seeing a pickup in e-banking sales to credit unions. If you remember, when we entered that e-banking arena we were primarily working with the community banks. The acquisition of Netzee gave us a very good credit union product, and we’re seeing some very good pickup on e-banking services to credit unions now.

L. Kennedy

When you look at our revenue projections overall for North America, if you figure an average of take 6%, we’re still holding very true to 2% of that coming from transaction lift, more people using plastics for more applications and more products and services; 2% which is driven by new account issuance and signing up new institutions; and 2% which is coming out of the new product development arena where we’re broadening the range of services that we provide to our current customers. So it’s two, two and two, and that’s held pretty true for a number of quarters.

M. Vollkommer	Yes. We’ll be adding well over a million cards to our domestic card base this year. So that’s pretty good growth if you look at what we’ve been doing in past years.

J. Baker	Great, thanks a lot.

Moderator	We’ll go to the line of Dirk Godsey with JP Morgan. Please go ahead.

D. Godsey

Good morning, guys. Nice to see the installation plans ahead of schedule here in the check cashing. Can you also comment on whether these new locations are meeting the financial targets in terms of usage, cost per install, that type of thing?

L. Towe

On the 1,000 locations at 7-Eleven, it’s too early. If you think about how rapidly those have gone out, what’s happening now is the marketing and advertising campaigns are following those installations. Where we have run those campaigns in Orlando and, I want to say Denver, I may be wrong there, but we’ve run two of those advertising campaigns. We’ve seen tremendous pick up in the transactions where the ads and marketing campaigns have been run, and we expect to run those throughout the summer. So, by the end of the summer, we’ll see those transactions start picking up.

D. Godsey

Okay. Earlier I think you commented you expected about $15 million in revenues this year from check cashing. Is there any way to put a number or a range on the revenue opportunity that you see embedded in 2004 relative to the 6,000 locations that you’ll have going into 2004?

L. Kennedy

Dirk, we haven’t really formally agreed internally and finished that computation, but I will tell you that there still is enormous potential. The $15 million in check cashing revenue this year expands dramatically. That number, I think with a preliminary look, ought to be at least double if not more where it’s trending right now. That’s without incremental lift from additional check cashing customers and our pipeline is very full at this time.

D. Godsey

Okay. Just one last thing here. Obviously in the fourth quarter you’re looking actually for better-than-expected performance relative to what you thought earlier in the year because the third quarter numbers look like they’re a little bit lower than the Street had going in. So, in terms of seasonality and variability there that can oftentimes be a tough quarter, what are the factors that you’re looking at to drive your confidence in this kind of rebound in the fourth quarter?

M. Vollkommer

Again, Banco Real had some seasonality. The international card business seasonality in the third quarter, which with Banco Real gone, we won’t benefit from some of that this year. Last year’s fourth quarter is where we saw the check volumes start to slide off. So from a year-over-year comparative basis, the check, the fourth quarter will be the easiest quarterly comparison this year. Again, we do have a lot of momentum on our methodology for collecting checks and our service fees, and we’re going to get lift from that beyond what we’ve had earlier in the year.

L. Kennedy	Check cashing also, keep in mind, becomes profitable

M. Vollkommer	Check cashing becomes profitable.

L. Kennedy

Profitability, which was a pretty major drain in the fourth quarter of last year. So we’ve gone through these numbers and gone through the factors, and we still remain comfortable with those estimates rolling up all the factors that Mike cited, and actually not actually putting into the forecast improved volumes with check. We think it’s still too early. If the volumes that we’ve seen over the last three weeks hold true, then that’s incremental to what we talked about.

D. Godsey	Understood, thank you. Good luck.

Moderator	Our next question comes from the line of Craig Peckham with Jeffries and Company. Please go ahead.

C. Peckham

Good morning. A question about check. We’ve been talking for a few quarters about the impact of some of the economic factors. How do you distinguish between what would be sort of cyclical issue versus more of a structural shift in the migration to electronic payments in the check business?

L. Kennedy

We have tracked historically the conversion – you’re really talking about conversion to debit. What we said publicly for a number of quarters, stretching into last year that when we talked to our retailers and picked up their numbers and their figures, we saw about a 1% to 2% shift on an annual basis. We now believe that that shift is in the neighborhood of 3%

to 4%, and it’s likely to continue on. We don’t see an acceleration in that, but we do believe that it is now higher than what we experienced in prior years.

So figure 3% to 4%, somewhere in that range. These numbers are balanced with our retailers. We have access to their full records to understand their forms of payment and how they take in payments, and we balance back on that basis.

M. Sax

Craig, we’ve also seen some from the zero percent financing, and of course with rates moving up a little bit now, it will be interesting to see how long those stay out there, but we’ve certainly seen some impact from that.

M. Vollkommer

One last comment on that. Historically we’ve seen the inflationary pressures on average ticket offset that debit migration. Where you get inflationary factors of 3% to 4% while check has a smaller piece of the overall pie at point of sale, the pie is getting bigger. So the dollars of checks written at point of sale are not shrinking. In this low inflationary environment where retailers are under pressure and are discounting at the retailers, that obviously is impacting that as well.

L. Kennedy

We’ve also had pretty good comprehensive access into how many zero percent financing deals are really accomplished by the major retailers that we process for. It’s considerable. Keep in mind that it’s the higher ticket items. It’s the computers that are going out the door at $1,500 that are zero percent financed. So the impact on volume is relatively dramatic. We do not believe, and I’m sure most of the market will agree, that that will continue on. Obviously as interest rates move up there will be less of an incentive for the consumer or for the lender actually to offer that type of product.

C. Peckham	Okay. If I may follow up on, again, in the check side, 7-Eleven at 1,000 locations right now. Is the plan to increase that from here, or are we at quota for 2003?

L. Towe

Well, I believe we’re sort of at quota for 2003. Again, we’ve got the marketing and advertising campaigns to complete. I know 7-Eleven and we are working at looking at what the next stage will be, but in 2003, now that the machines are there, we’re going to concentrate heavily on driving transaction usage into those machines.

We will re-deploy some of them. I mean, we found in our experience that we go into a location and you cannot build the volume there, then we take that machine, re-deploy it to a better location. So we’ll have some of that to do this summer as well. So our concentration right now is to build transaction volume through ad campaigns, advertising, marketing and consumer give-away campaigns.

M. Vollkommer

Yes. Once we get through that phase, we’ll be able to more accurately gauge revenue per location. We’ve had very rapid growth in our footprint out there. They’re a very big footprint now, and as we go into next year and have some experience over the next six months, we’ll be able to give you a more accurate forecast as to what we think that total revenue will be next year.

C. Peckham	Okay, last question. Continuing favorable shift in mix between guarantee and verification, but it looks to me like an accelerated decline in verification volumes. What’s sort of driving that?

L. Kennedy

What’s really driving that for the retailer is clearly the fraud that they’re facing. They don’t want the risk. They don’t want the liability in having to collect the checks on the back end. They don’t want the risk associated with looking at individuals at the point of sale and arbitrarily making decisions on whether they will accept them or not accept them for check purchases. It’s just a trend that’s become much more efficient, much more cost effective and a lot safer for the retailer to purchase guarantee services versus running an authorization system or just buying authorization services only.

C. Peckham	Does a retailer who switches from verification to guarantee normally put it out for bid, or do you have a high success rate converting from the verification?

L. Kennedy

You know, it depends on the retailer. What we’ve tried to do in the marketplace is to encourage the retailer to put it out for bid and also to allow us to test versus the competition. We think if we can get ourselves in that position, that our models and our systems will prove superior and we’ll pick up those accounts. But it’s kind of a mixed bag with most of the retailers, I would say, leaning towards the competitive bids today and the competitive testing.

C. Peckham	Thanks, Lee.

L. Kennedy	You’re welcome.

Moderator	We’ll go to the line of Greg Gould with Goldman Sachs. Please go ahead.

G. Gould

Thanks. First a clarification. The revenue was up 8.1% without South America and merchant services. But if we were to include the weakness in merchant services and exclude the two lost contracts, what would the organic growth be?

M. Vollkommer

I don’t have that calculation in front of me, but let’s just say that if we took interchange only out, which probably gets to your question, we would have instead of 7% decline in total card, it would be about 2% decline in total card segment revenue. So interchange has a big factor in that. So the delta between the 2% and the 8% is largely what’s going on in South America.

M. Sax	If you looked at card issuer services only being down 1.6% and if you excluded the Banco Real, it would have been up about 6%.

G. Gould	Okay. Are there any contingencies for the IBM cut-over in the current quarter? How significant a transition should this be?

L. Kennedy	As far as work to be accomplished, it’s significant. We’re on track for that. As far as any type of contingencies or liabilities or potential . . .

M. Vollkommer

I don’t know what you mean by contingencies, but there will be some one-time costs associated with that, but we factored that into the guidance because we are doing a cut-over at the beginning of September, so there will be some save this year. But we’re not . . . forecast is offset by those start up type . . .

L. Kennedy

The actual savings will commence and start in 2004. We’ll pick up some on the contract to the end of the year, incur some additional expense in making this conversion and doing it the right way. So it will be neutral this year, accretive next year, about $0.03 a share.

M. Vollkommer	It’s a big conversion, but we do that as part of our business. We do it all the time.

L. Towe	From an operational point of view, we have the authorization files and all the data processing files backed up so that we will not lose any efficiencies or cause any customer dissatisfaction at all.

G. Gould	Great. So this conversion is transparent to the customer?

L. Towe

Very transparent. Greg, it’s just picking all of the software up from one box and putting it on another box. Remember, we are our own developer of software and all of those things. That doesn’t change. It’s just the box and the people that run the box is the only thing we’re changing, and we’ve done that a number of times around the world.

L. Kennedy

Yes. Most recently in the UK where we actually picked the box up, moved it off of the Equifax system, set it up under a separate operating system, and that’s pretty much what we’re going to do in the U.S.

G. Gould	Okay, thank you.

Moderator	Our next question comes from the line of Dris Upitis with Credit Suisse First Boston. Please go ahead.

P. Bartolai

Thank you. This is Paul filling in for Dris. Looking at the margins on the card side, you showed some nice improvement there, a lot of it from pruning on profitable merchants. Just curious if you could talk to how much room there is still to go and what kind of margin improvements we could maybe see on the second half on that business?

M. Vollkommer

Well, with the merchant processing revenue down and interchange always had a drag on margins. Since a lot of that PayPal revenue was interchanged, that’s a big part of that margin expansion. So as we get past the anniversary of PayPal, we won’t be getting that margin lift. Obviously we have the efficiencies and the top line growth, and that’s going to help. But we had guided early on, full-year expansion for the card segment to be 50 basis points or so over last year. We expect that to happen for the full year.

P. Bartolai	Okay. Then to follow up, can you just talk to free cash flow during the quarter and your outlook for the full year?

M. Vollkommer

Free cash flow—the first six months of the year the cash flow statement, as you can see attached to the press release, is very strong. We went into the year expecting $85 million to $95 million in free cash flow, and that’s what we anticipate for the year. The second half of the year free cash flow will be lower than the first half for a couple of reasons. We’ll have a little bit higher capex spending in the second half, and then we’ve been able to manage our liabilities in the first half, which will drain some of our cash flow in the second half. So full year it will be $85 million to $95 million.

M. Sax	Yes. Our tax payments and also the EDS termination fees—most of those get paid in the second half of the year as well as insurance premiums.

P. Bartolai	Okay. Then lastly, can you talk quickly about your agreement with Concord, and how that’s progressing and how that may change given their potential deal with FDC? Thanks.

L. Towe

Yes. We did two deals with Concord. One was that they would be a re-seller of our check products. Two, that we would use them for terminal point of sale deployment and front-end authorizations on our merchant business. Well, we fully expect that they will not push our check products if they’re a part of FDC. FDC owns Telecheck, so we’re not going into this line. We don’t think that that will come to pass.

In the meantime, we’re working very hard with NPC and their 200 to 300 salespeople to offset what we thought we would gain under that Concord sales agreement. As far as the terminals and point of sale, we’re looking very hard at that as we speak, and we have reached no decision at this point, but we will continue to look very hard at that particular piece of business.

L. Kennedy

Yes. Keep in mind, the Concord merchant relationship we had on check was in the very early stages. So the dollars being generated and revenue generated were very insignificant, although they do have a good sales force, so long-term, it represented some potential for us. What our strategy has changed to now is to find other third-party distribution sources such as NPC, and there are others that we are working through currently to replace that potential as you look out into the future. We believe we’ll be able to do that.

P. Bartolai	Great. Thank you very much.

Moderator	Our next question is from Tony Manocchio with Midwest Research. Please go ahead.

T. Manocchio

Good morning. Just a couple of questions. Number one, on the check side, I haven’t heard this and I’m not sure if I missed any of it, but I’d like to know, you talk about check volume over all, can you please give me some color as to how that would look on a comp store basis if possible?

M. Sax

On a comp store basis, I think you’ve probably seen what a lot of the retailers said and the overall sales were mixed to slightly down. Of course the check volumes will be down slightly more than that just because of the migration that Lee talked about and the zero percent financing deals. So yes, slightly down on a same-store basis.

T. Manocchio	Well, I heard you mention before 3% to 4% you feel overall on a check decline. Would the volume be a little bit more than that?

M. Sax	The overall volume for the store would not. The 3% to 4% that we’re talking about is more looking at the migration.

T. Manocchio	The number of checks written, that is.

M. Sax	And the volume of checks written.

M. Vollkommer

Maybe a way to get at what you’re trying to get at is that we expect to have new sales for the year in the $50 million to $60 million range. We’re looking at total segment growth now, if these retail trends continue, of 8% to 10% growth. So you can do the math there and back out what is the same-store decline from the consumer behavior either staying home or the 0% financing.

L. Kennedy	Or migration into debit. So those three roll up into the sum total.

M. Sax	Yes. Those factors are really pushing some of the retailers that haven’t outsourced yet to outsource. So that’s helping us on another side.

T. Manocchio

Have you guys taken a look—Is it possible to take a look at how many customers, once they’re in the store, actually take advantage? I would imagine a 0% or some other card offer is offered to them when they’re at the check out.

L Kennedy

We have. In working with some of our major accounts, we know what those numbers are. We know what the average ticket is, and we know what type of merchandise is being purchased and financed through those zero coupon programs. They’re very significantly high average tickets. It has been top end and has a dramatic impact on our check business. That will come back. That will not continue, but we have seen those numbers in detail, and it is a major factor.

T. Manocchio	Okay. Is there anything there you can share to help us get something we can …

M. Vollkommer	Well, our customers allow us to get that information kind of under confidentiality. So it’s better to go to the retailer to try to get that information.

L. Kennedy

Even fueling it a little bit, something that we learned is that there is an incentive to the retailer to push that type of financing because they get fees on it. So that’s an additional factor, but I think it’s safe to say that all retailers that we have dealt with and talked to don’t forecast this continuing. It won’t continue once the rates move up, just like it won’t in the auto industry. So it will be temporary, and it’s just a question of time before that dissipates and slows down.

M. Vollkommer	Plus, they only have so much capacity to finance these purchases.

M. Sax

Yes. They’re looking at their delinquency rates as well, and they’re watching that very closely, and I’m sure you’ve seen some of the private label issuers that have had some issues with delinquency rates.

L. Kennedy	That will move away from us as interest rates rebound, without question.

T. Manocchio

Okay. Just to touch on this First Data Concord situation again, assuming that they go ahead and are able to complete their deal, First Data from time to time has discussed a little bit their card program. Is it something going forward that they keep, or in the past they’ve talked about maybe moving away from that? Should they decide in some fashion, depending on how they would do it, that card is no longer something they would like to deal with, do you see any opportunities in that portfolio?

L. Kennedy

You know, I think that’s a question that remains to be seen on whether that’s going to happen or not happen. Would we be interested in looking at it? I would think we’d be safe to say absolutely. It’s a different segment that we’re involved in today, domestically anyway, not internationally. We know that business well internationally, but it would certainly be something that would be of interest to us.

T. Manocchio

Okay. Would you feel confident if there were an opportunity, but it would require you to move a little bit up stream in the institution you serve here in the domestic market, would you feel confident that you would be able to make a transition along those lines?

L. Kennedy

Well, I think the way to answer that is we’ve moved up stream significantly internationally, where it’s a very difficult market that requires a lot of customization. We’ve done that extremely well. In fact, when you look at the numbers over the last four years, in total cards processed outside of North America, we still lead the pack.

Also, in addition to it, our business on a software side is exposed to very large issuers across the globe. So we know that business well, and whether it’s small or large, we believe that we’d be able to handle that. However, our strategy that we have domestically does not involve that. It involves concentrating on the lower end of the market where there are good, strong margin capabilities and we can leverage our full service offerings.

T. Manocchio	Very well. Thank you.

Moderator	Our next question comes from Wayne Johnson with Robinson Humphrey. Please go ahead.

W. Johnson

Yes. I was wondering on the payroll check cashing, you mentioned that there were going to be 6,000 payroll check cashing locations going into ‘04. How many locations are you in right now? Because I come up with 500 short. So I was just wondering if you could just give me a little bit more color on that.

L. Kennedy

Well, let’s try to add them up. We have about 1,000 on 7-Eleven. We’re in the process of rolling out 1,500 through Safeway, and that is on track and on target to be completed by the end of the year. In addition to it we have roughly 3,000 some-odd locations that we will be adding in with Wal-Mart. That remains on track to be implemented. Then we have a wide variety and a wide range and pretty diverse across the country of check cashing locations that are fully operational and supporting casinos that we’ve had for some time. So if we add all those up, you get very close to that approximate number.

W. Johnson	Okay, good. As a follow up to that, what about ‘04 for 7-Eleven? What would be your goal, do you think, or a range of how many additional stores you plan on adding?

L. Kennedy

Wayne, it’s still too early to predict that. Their goal, as you know, as we communicated was to put a terminal in all of their main key stores throughout the country. They have roughly 5,000 locations. We know it will be less than that because some of the locations will not produce enough volume to warrant the investment in the machine. But we’ll get a better indication of that after they complete their national advertising program for the implementation of the most recently installed machines. That’s going to happen within the next 90 days. So we’ll give you guidance as we get a firmer indication of where they’re headed.

W. Johnson	What about marketing expense for these machines? Do you guys participate in any of that?

L. Kennedy

You know, we haven’t in the past, but I will tell you that we’re looking at trying to provide additional research support in partnership with 7-Eleven to better understand the demographics in certain locations so that these placements come up and running on a faster basis. But that will be the extent of it. Support on the intelligence investigation side, research side, but not advertising.

W. Johnson	Okay. So just so I’m clear again. For the remainder of the year, you don’t plan on adding any more 7-Elevens?

L. Kennedy

The way we’re looking at it right now is that first priority is to get these locations operational and get the transaction volumes up, but that’s not to say that once completed with that, and that’s in process now, that if 7-Eleven decides to roll out additional machines in the right markets, that we wouldn’t be right with them on it. So it still remains on a conservative basis. Figure the 1,000 machines. However, is there a chance that they’ll start rolling out again? Absolutely.

W. Johnson	Okay, great. Thank you very much.

M. Vollkommer

One last part on Wayne’s question. We’ll exit this year with a very significant footprint with these check cashing locations. We will cover every state including Alaska and Hawaii. We’ll be in all 50 states.

L. Kennedy

That’s a real key point to record on this thing. Keep in mind that even our competition, some of the largest service providers that have been in this business for years only have 1,000 or so locations across the country. This particular approach that we’ve taken, it’s a different type of location. It’s a location that has a lot of consumer traffic already coming into the stores where we can leverage check cashing on those customer visits. So it’s a different type of situation, and the key is, once we get it well known or make it well known to the consumer, we expect that these locations will produce a real home run for us and some significant volume in revenue.

Moderator	We’ll now go to the line of Dan Perlin with Legg Mason. Please go ahead.

D. Perlin	Thanks. How much of card revenue comes from the UK and Australian operations?

M. Vollkommer	Total, it’s about 80 million on an annual basis. I want to just verify that.

D. Perlin	Whatever number you want to give me is fine, quarter, annual, I’ll take them all.

M. Vollkommer	I’ll give you an accurate one. It’s about 65 million. We’re just shy of 50 million, 45 plus in the UK and close to 20 million in Australia on an annual basis.

D. Perlin

Great. One of the things I was trying to figure out with respect to the check cashing business and really more specifically with Wal-Mart is that your goal is to be at 6,000. We understand that. But last year you ran into a problem where they weren’t rolled out in time for the holiday season. So it would seem to me that all of Wal-Mart would need to be rolled out by the next quarter. Are you on plan to be at that point?

L. Kennedy

We are on plan as we speak to be at that point. The reception in the marketplace has been outstanding. They just came in with a whole new wave of implementations. I can’t disclose where they are on their stores, because obviously we’re not allowed to do that and we wouldn’t do that. That’s their information, but we feel comfortable at this point in time that we will make that.

D. Perlin	Okay, fair enough.

L. Kennedy

Let me also add one thing, that we’re also, in some of the locations that have been rolled out in some of the regions, we’ve seen some very strong volumes. So we’re getting a pickup on some of the volume that we didn’t anticipate in some of the original projections. So we feel comfortable that overall at this point in time that the Wal-Mart implementation will produce what we expected.

D. Perlin	That’s great. The Safeway check cashing initiative, was that originally included in your $15 million full-year expectation?

L. Kennedy	No, that was not.

D. Perlin	Okay. So that could potentially be incremental?

L. Kennedy

But new customers, we expected in year signings of the customers. So Safeway would fall under that new signings. Potentially it could have a positive impact because it’s a bigger signing than we anticipated, but we’re continuing to roll it out.

What we tried not to do here is to get ahead of ourselves given some of the slow downs that the merchants actually put in place last year. I will say that once Safeway is fully installed and that once the consumer communication is completed, then obviously that will be incremental to the numbers that we’re talking about. The question is, when does that happen and how quickly does it happen given that it’s in most regions in

Safeway, it’s a brand new service offering. It’s in conjunction with some of their other service offerings that they’re bringing up, and we just don’t want to get ahead of ourselves.

D. Perlin	But presumably you learn something from the delays that you had with Wal-Mart and 7-Eleven originally.

L. Kennedy

Absolutely. We have learned something, but then again, this is brand new water for Safeway too. Although they lay out their plans, bumps and hiccups happen along the way, and we don’t want that to hurt us.

M. Vollkommer

Yes. We do the best we can early on. It’s all on the drawing board that we’re estimating the revenue. It’s like I said earlier, now that we’ve got these locations largely in place, get some experience going into next year, we’ll give you a better shot at what we think it can do.

L. Kennedy

The good news on Safeway is that to date their responsiveness has been outstanding. They’re very well organized on how they roll these out and how they’re implementing. So we’re encouraged from that angle.

L. Towe

Keep in mind, the implementation between the two retailers is different in that Safeway is a courtesy counter where we can place a low-cost terminal and do all the things necessary and cash the check at the courtesy counter, where Wal-Mart is in lane, so there is programming to be performed at every cash register. So the roll outs are different and under different schedules.

D. Perlin	Okay. But none of these things affect the fourth quarter profitability of check cashing?

L. Towe	Certainly.

M. Vollkommer

Yes, check cashing is profitable this year. So the momentum we have is, we’re investing now with getting these locations out and getting the infrastructure in place. We’ll start to turn profits this year.

L. Kennedy

Yes. The numbers, when we say that we reaffirm today that we’d be profitable in the fourth quarter, we have factored the current status of these programs on a good, prudent basis into that projection, so we’re comfortable that we will be there.

D. Perlin	Okay. One other quick question. Was there any termination fee, potentially, as it relates to your contract with Concord under a change of control?

L. Kennedy	We can’t talk about the contract specifically. It’s going to be a very neutral transaction.

M. Vollkommer	If we anticipated something coming out of that, we would be talking about it.

L. Kennedy	Yes. There is nothing that you should be concerned about.

D. Perlin	Okay, great. Thank you very much.

Moderator	Our next question comes from the line of Robert Dodd with Morgan Keegan. Please go ahead.

R. Dodd	Hi, guys. Just a couple of quick questions. Can you give us an indication of what the pricing is on your contracts with Walmart.com and Shop at Home versus your traditional guarantee services?

L. Kennedy

I wish we could on that, but probably we have our competitors on the phone, and besides that, the merchants won’t let us disclose it and we wouldn’t. But those particular services are priced based on the services we provide. There are, keep in mind, when we provide services for Internet-based merchants, there is another piece of it that we don’t have with core guarantee, and that is the ACH settling. So that’s incremental, but it’s not too far off. Let’s put it that way.

R. Dodd

Okay. On the $15 million that we’ve talked about this year for the check cashing business, that was kind of based on 1,000 7-Eleven Vcom terminals at the end of the year and didn’t include Safeway. Have you got any kind of update to that number that you could give us?

L. Kennedy

We’re still holding with the $15 million number from check cashing come from various sources of check cashing revenue. We haven’t, at this point in time, altered that number and we don’t project and don’t think we will.

M. Vollkommer

As you recall, 7-Eleven—we thought they would earlier in the year get more machines out. In the first quarter we talked about being a little behind on the rollout. Now we’ve gone aggressively getting machines out, so the pattern of the roll out has changed. The pattern of their marketing is not what we originally thought. So that’s what I’m saying. When you have a new business on the drawing board, you do your best shot at how the rollout’s going to be, and that drove the $15 million original. We still think that’s a good number for what we have.

R. Dodd	Okay, thanks.

Moderator	Our final question comes from the line of Art Charpentier with Merritt Research. Please go ahead.

A. Charpentier

Good morning. As you might guess, most of my questions have been answered already, but I do have one other. I guess it relates to the use of the cash flow. It looks from your public history that you basically made a handful of opportunistic acquisitions, some very opportunistic stock buy backs and absent those, you have applied it to debt. Is that what we should expect going forward, and I guess given the new legislation and someone has to ask it, how do possible dividends factor in here?

L. Kennedy

Art, I think you are correct in assuming that’s what we will continue doing. As far as the dividend assessment, there are probably very few companies in this country that aren’t looking at that as we speak and we’re one of them. We’re analyzing it, and when we have additional information, we’ll make sure that we communicate that.

M. Vollkommer	We are working hard at identifying opportunistic type acquisitions. There are a number out there that we think will bolster our operations.

L. Kennedy

The number of two or three that we’re currently looking at that we think are natural fits with our core business, but none of them is far enough along to give you any additional guidance on, but that’s the path that we’ll continue to take.

A. Charpentier	Thank you.

Moderator	Ms. Waggoner, we have no further questions in queue at this time. Please continue.

M. Waggoner

Thank you, ladies and gentlemen. We will be available to take additional follow-up questions throughout the day and look forward to speaking with you. Please remain on the line for information regarding the telephone replay.

Moderator

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